Exhibit 99.2

Q309 Earnings Call

Thursday, November 5, 2009, 5:00 PM Eastern

SPEAKERS:

Duncan James

QuadraMed - Chief Executive Officer

David L. Piazza

QuadraMed – Chief Operating Officer and Chief Financial Officer

Operator

Good afternoon, ladies and gentlemen, and welcome to the QuadraMed investor conference call. Today’s call is being recorded and webcast and replays will be available on the QuadraMed website within 24 hours. All of our participants will be in a listen-only mode until the question and answer session. Instructions on how to participate in the session will be given at the conclusion of the presentation.

Let me take a moment to reference QuadraMed’s Safe Harbor statement. The presentations made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words believe, expect, target, goal, project, anticipate, predict, intend, plan, estimate, may, will, should, could and similar expressions and their negatives are intended to identify such statements. Forward-looking statements are not guarantees of future performance, anticipated trends or growth in business or other characterizations of future events or circumstances and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by QuadraMed described in documents filed with the Securities and Exchange Commission, SEC, from time to time. QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website www.quadramed.com or through the SEC’s EDGAR database at www.sec.gov.

Now at this time, I would like to introduce Duncan James, QuadraMed’s Chief Executive Officer. Mr. James, please go ahead.

Duncan James – QuadraMed - Chief Executive Officer

Thanks, Maggie. Good afternoon everyone and welcome to our call. I will kick off the call today with some opening comments and then I’m going to turn the microphone over to Dave Piazza, our Chief Financial Officer and COO, who will provide detail on the Q3 results. After Dave’s comments I’ll come back on and make some additional remarks on our results and then we’ll open the call to Q&A.

As you know, we’re operating in a challenging economic environment and our results reflect some of the headwinds we’ve encountered. In our earnings release, you will see that our Q3 revenue and net income were lower when compared to Q3 of last year. Our clients, like virtually all companies, have tightened their capital spend as a result of the current economic downturn, and the uncertainty regarding the definitions of the Stimulus Program requirements have also been a factor in our results. In addition to these headwinds, we’ve also experienced some challenges with the migration of Affinity clients to QCPR in terms of the timing and the pace of the migrations. However, I believe that we have taken and continue to take the necessary steps to address these challenges and position the company for growth.

Our bookings did rebound in Q3 and most notably we closed four QCPR contracts during this past quarter. Additionally, we also received a one year extension from our largest client, the Department of Veterans Affairs. While we were pleased with these developments, our Q3 bookings performance still fell below plan. We look to improve this in the quarters ahead as market conditions improve, as well as through better sales management and execution.

On the expense side of our results, our R&D expenses have increased over the comparable period in FY ‘08. As cited in our prior calls, this expense ramp represents the continued investment we’re making to certify our clinical solution for the Stimulus Program, as well as our increased investment in HIM for ICD-10. While we have invested to support these critical initiatives, we do not plan to continue ramping this investment and will actually begin to slow this spin in the latter part of 2010 or early 2011 as we make progress on these initiatives.

So that’s a high level summary of the Q3 performance. Now Dave will go into more details on our results. After that, I’ll come back on and add some more color on our performance and strategy.

David L. Piazza - QuadraMed - Chief Operating Officer and Chief Financial Officer

Thanks, Duncan, and good afternoon ladies and gentlemen. Our release hit the wire shortly after market closed today and in that release we reported our Q3 and nine-month results for 2009. For the current three months ended, we reported revenues of $35.8 million, gross margin of 59%, net income of $1.5 million, net income to common shareholders of $135,000 and net income per basic and diluted share of $0.02. Now, these figures compare to $38.6 million in revenues, a gross margin of 60%, net income of $2.5 million, net income to common shareholders of $1.1 million and net income per basic and diluted share of $0.12 for the third quarter of 2008.

The higher revenue and results in gross margin in the 2008 quarter were primary drivers of the differences in operating results between periods. Now most of this higher revenue in the 2008 quarter came from perpetual licenses, percentage of completion activities and milestones related to contract completions for implementation services during the 2008 period. In addition, there was approximately $400,000 of revenue in the 2008 period related to the closeout of old deferred revenue balances.

For the current nine-month period ended, we reported revenues of $106.7 million, gross margins of 59%, net income of $3.8 million, net loss to common shareholders of $373,000, and a net loss per basic and diluted share of $0.05. And these figures compare to $111.9 million in revenues, a gross margin level of 58%, net income of $4.6 million, net income to common shareholders of $440,000, and net income per basic and diluted share of $0.05 for the nine months ended 2008.

Our revenue during the 2008 nine-month period included $2.5 million of non-recurring revenue, which related to the closeout of old deferred revenue contracts and other adjustments previously included in deferred revenue. So if I exclude these items when comparing revenue period-to-period, the 2009 period was only $2.7 million less than the 2008 period. And again, these differences were due primarily to timing associated with milestone completions. Our gross margin percentage was slightly higher in the 2009 period due to a difference in revenue mix between license and services, and our revenue decreased coupled with the relatively equal level of operating expenses at $58 million drove a lower level of operating income and net income during the 2009 period.

It should be noted that in the nine-month period ended September 30, 2009 that we have approximately $1.7 million of severance and accelerated stock option expense related to the departure of a former CEO and another executive. And similarly in 2008 the results included $600,000 of severance related to the refocusing of our product development resources in the early part of 2008.

So our revenues of $35.8 million in the current quarter compared to $35.7 million last quarter, only a slight increase. And I should probably mention at this time that as far as our expectations for gross margin are concerned, the 59% that we are experiencing this current quarter is high and that we expect that to tail off to the 57% to 58% range by the end of the year, which is similar to our 2008 and 2007 experience levels. And this is due to an expected shift in the mix to a higher component of lower margin, services and hardware revenue during Q4 and also the timing of some revenue recognition following contract milestone completions.

We also reported EBITDA today of $3.2 million for Q3 of 2009 compared to $2.4 million last quarter and compared to $5.1 million in Q3 of last year. If we add back severance and non-cash compensation in each quarter, we have adjusted non-GAAP EBITDA of $3.5 million for the current quarter compared to $3.3 million last quarter, Q2 that is, and compared to $5.9 million in Q3 of 2008.

And with respect to the current quarter versus a year ago quarter, the primary reason for the decline in the adjusted non-GAAP EBITDA is the fact that the 2008 period we had a higher revenue in resulted gross margin dollars, and this attributed to approximately $1.9 million of the difference. The rest of the difference is a result of higher operating expenses for software development in the current 2009 quarter. We present the calculations of EBITDA and adjusted non-GAAP EBITDA on Exhibits 4 and 5 of the earnings release.

Now, I’ll turn to total operating expenses and talk about where they are this quarter and where I expect them to be for the balance of the year. Our G&A, Software Development, Sales and Marketing, and Depreciation and Amortization totaled $19.3 million in the current quarter. And as I told you back in Q1 and Q2, I expected total operating expense to increase during the year, particularly in the software development area, which would grow by 20% to 25% by the end of the year on a run-rate basis, and we also expect to have higher commissions driven by higher sales bookings during our Q4.

So looking at the fourth quarter, I expect total OpEx to be about 5% to 7% higher than Q3 or about $20 million to $21 million. And again, most of this increase will come through software development expenses. If you remember back earlier this year we said that we expect to spend $7 million to $8 million more on an annualized basis for our product roadmap, as Duncan just described, and this means the software development expenses, which for Q3 were $9.3 million, are expected to increase to about $10 million in Q4. Our Sales and Marketing, taken together with G&A, total about $9.2 million in Q3 and in the aggregate are expected to increase slightly in Q4 due to sales commissions earned on the higher level of Q4 bookings expected.

Now turning to cash, our cash and investments decreased by $4.1 million during the quarter to $19 million at the end of the quarter. Cash flow used in operations was $2 million in Q3 compared to $2.4 million that was provided by operations in the same quarter last year. And this $4.4 million difference in quarterly operating cash flow is driven by a couple of items. First, as I described above, the operating results between quarters contributed about $2 million of the difference. And the remainder is due to working capital changes, most notably higher execution payments, milestone billings and collections during the third quarter of 2008.

And with respect to our DSOs, at September 30 we’re reporting a level of 69 days, which is up from the 54 reported at June 30. This increase is due primarily to the timing of certain significant milestone billings that we made at the end of Q3 2009. We expect to collect those during Q4 and we expect our DSOs to decrease to about 60 or below by the end of the year, which is our targeted standard.

As long as we’re talking about cash, I should mention that billed and collected our $20.5 million license fee from the Veterans Administration at the end of October for the FY 2010 license renewal. But after paying our subcontractors, we will retain about $11.5 million of that amount, which will be reported as part of our cash from operations in Q4 and for the year 2009.

Now, I’ll turn the call back to Duncan.

Duncan James – QuadraMed - Chief Executive Officer

Thanks Dave. So let me add some additional remarks on our strategy and performance. As noted in our previous calls, the top market priorities for QuadraMed are Affinity migrations to QCPR, the Stimulus Program and the Health Information Management opportunity. So let’s start with an update on the Stimulus Program and our Affinity to QCPR migrations.

We remain focused and committed to the Stimulus Program since its very critical to many of our US clients. For our clients to receive stimulus funding we must deliver a certified platform and, as you know, the final definition of this platform, as well as a definition for meaningful use, is not yet finalized. To ensure, however, that we’re moving forward and able to meet certification criteria, we’re currently focused on enabling our QCPR software to meet the current CCHIT 2011 standard, which is generally considered to be the most stringent standard. Our current plans are to achieve conditional certification in Q3 of 2010, which will allow our clients to be eligible for stimulus funding in the first available fiscal year of US government which begins October 2010.

Related to the Stimulus Program are our efforts to migrate our Affinity customers to QCPR. In the third quarter we were pleased to sign four QCPR deals and three of these were Affinity migrations. This gives us a total of eight QCPR clients signed since the acquisition of QCPR. Additionally, we have about 26 migration opportunities where customer’s decisions were outstanding and we’re competing for the business. These decisions are being made more slowly than expected due to tight capital funding, as well as increased competition for the shrinking number of clinical opportunities in the market. We’ll remain focused on winning as many of these migrations as possible, as well as assisting our existing US based QCPR customers upgrade to our certified platform.

The second area to discuss is our Health Information Management business or our HIM business, and we believe this is a solid growth opportunity for QuadraMed. We like the opportunity presented by regulatory disruption with ICD-10, which we believe will lead to increased sales opportunities in the quarters ahead as customers reevaluate their ICD-10 strategy and vendor. Additionally, we like the potential technology uplift provided by computer assisted coding which has promised to increase the accuracy and productivity of coding. Our enthusiasm was, I’ll say, further validated at the national HIM association trade show called AHIMA, which was held in Dallas just last month. At the trade show, we hosted many customer meetings and demonstrations and focus groups and we received very good feedback on our vision and strategy.

Additionally, while discussing our HIM business, we’re very pleased to share the news from our largest client, the US Department of Veterans Affairs also known as the VA. In October, as I mentioned earlier, we received an additional one year task order valued at $24.1 million that extends our relationship from October of this year through September of 2010. The VA is a very important client to QuadraMed and we’re pleased with their continued confidence in our company. We’re still waiting for the RFP for the overarching renewal of the five-year blanket purchase agreement that expires in 2010 and anticipate receiving it in the near future.

So we continue to be optimistic on our outlook for HIM over the next 12 to 36 months as we approach the October 2013 mandated market move to ICD-10. And based on this we’ll continue to invest in our Quantum HIM solution to prepare us for this upcoming opportunity.

Now, from a broader perspective, I’m approximately 90 days on the job and have been reviewing our strategy and operations, as well as our financial performance. Based on my work to date, I’m confident the macro strategy of short-term emphasis on QCPR and intermediate term opportunities at HIM are appropriate. However, the strategy, I believe, does need some additional refinement and we need improved focus on operational execution to drive growth and improve margins.

On the strategy refinement, we really have two related but different businesses here at QuadraMed. We have an Enterprise business that includes our clinical, revenue cycle and access management and identity solutions. We also have an HIM business that serves both commercial customers, as well as the US government. Now, both Enterprise and HIM are attractive markets, but they have different buyers and different needs. So while we are bullish on both opportunities, we do need to sharpen our focus on each segment and align our strategy and our operations to better serve each segment, which we will do in the weeks and months ahead.

Also after my initial 90 days, I’m confident we have an opportunity to improve our operational execution. In the upcoming weeks we will be establishing goals and metrics to improve our efficiency and effectiveness and we’ll also be reevaluating our sales model as we enter fiscal 2010. And finally to improve our bottom line performance in the quarters ahead, we will seek to leverage the existing company infrastructure as we grow revenue and gradually bring our R&D spend as a percent of revenue back to standard industry norms, which should also aid bottom line growth.

So I’ll finish today’s remarks with the same observation that I started with on my first earnings call in August, and that is I’m delighted to be part of QuadraMed because we’re an exciting market, we have strong products and we have a clean balance sheet. And my first 90 days with the company have just reaffirmed this view on the company and I’m optimistic about our outlook for the future.

So now, Maggie, we could open the phone lines now for Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions). And, sir, first question comes from the line of Harvey Poppel. I apologize, please hold one moment. Harvey, please go ahead.

Harvey Poppel – Poptech, LP

Yes, can you folks hear me?

Duncan James - QuadraMed - Chief Executive Officer

Yes.

Harvey Poppel – Poptech, LP

Okay, thank you. Appreciate your outlook and I certainly agree with the differentiation of the Enterprise and HIM product market segments and look forward to what actions you will be taking along those lines. Reading between the lines, however, it would appear that you’re setting the stage for 2010 being a continued rebuilding or building year and development year where shareholders probably shouldn’t expect a whole lot of immediate satisfaction in terms of growth of revenues and profits. What I’m inferring is that you’re setting the stage for 2011 and beyond. Is that a reasonable conclusion?

Duncan James - QuadraMed - Chief Executive Officer

Hi, Harvey, Duncan. So first thanks for the question very much. I think given the uncertainty in the economy and with the Stimulus Program and some of our own execution, challenges and opportunities, it wouldn’t be prudent for us to try and provide any insight into 2010 at this point, much less of course looking to 2011.

Operator

Thank you. (Operator Instructions). Okay, showing no more questions or comments at this time, sir. Any closing remarks?

Duncan James - QuadraMed - Chief Executive Officer

No, just thank you for everyone’s time and interest on the call today and we’ll terminate there, Maggie. Thank you.

Operator

Thank you, sir. Thank you all for joining today’s conference call. You may now disconnect.